EXHIBIT 5(b)

April 2, 2004

Entergy Louisiana, Inc.
639 Loyola Avenue
New Orleans, Louisiana 70113

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Louisiana, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $600,000,000 in aggregate principal amount of (a) its First Mortgage Bonds (the "Bonds") and/or (b) its Debt Securities (the "Debt Securities"); such Bonds to be issued in one or more new series, under the Company's Mortgage and Deed of Trust, dated as April 1, 1944, with The Bank of New York (successor to Harris Trust Company of New York), as Corporate Trustee (the "Mortgage Trustee"), and Stephen J. Giurlando (successor to Mark F. McLaughlin), as Co-Trustees, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the "Mortgage"), and such Debt Securities to be issued in one or more series under an Indenture for Debt Securities (the "Indenture") between the Company and a trustee named therein (the "Indenture Trustee"); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage and the Indenture.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds and the Debt Securities, each when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed, as applicable to the respective securities, (I) that the Bonds and the Debt Securities each will be issued and delivered in compliance with the due authorization of the Company's Board of Directors and/or the Executive Committee thereof, (II) that the Indenture will be executed and delivered in compliance with the due authorization of (a) the Company's Board of Directors and/or the Executive Committee thereof and (b) the Indenture Trustee, and (III) that one or more appropriate orders shall have been issued by the Commission under the Public Utility Holding Company Act of 1935, as amended, authorizing the issuance and sale of the Bonds and the Debt Securities.

This opinion is limited to the laws of the States of New York and Louisiana and the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Arkansas, we have relied the opinion of Mark G. Otts, Senior Counsel - Corporate and Securities of Entergy Services, Inc., which is being filed as Exhibit 5(a) to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP